Exhibit 99.1

HAWK ANNOUNCES SUCCESSFUL COMPLETION
OF CONSENT SOLICITATION

Cleveland, Ohio – February 23, 2010 – Hawk Corporation (NYSE Amex: HWK) announced today that it has successfully completed its consent solicitation in connection with its previously announced solicitation of consents from the holders of $75,740,000 of the outstanding principal amount of its 8-3/4% Senior Notes due 2014. As of the consent date, which was February 22, 2010 at 5:00 p.m., New York City time, Hawk received valid and unrevoked consents representing $75,585,000, or approximately 99.8%, of the notes to approve the proposed amendment to the indenture governing the notes.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated February 8, 2010 and the related Letter of Consent, Hawk will pay holders of record who validly tendered and delivered consents prior to the consent date a consent fee in the amount of $20 per $1,000 principal amount of notes. Non-consenting holders will not receive the consent fee.

Hawk engaged Jefferies & Company, Inc. to act as its solicitation agent in connection with the consent solicitation.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components.

Forward-Looking Statements
This press release includes forward-looking statements regarding Hawk’s consent solicitation that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/